Exhibit 2.4
FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is made to be effective as of August 13, 2018, by and among Citizens Community Bancorp, Inc., a Maryland corporation, United Bank, a Wisconsin chartered bank, and United Bancorporation, a South Dakota corporation. The parties to this Amendment may be referred to in this Amendment individually as a “Party” and collectively as the “Parties.”
RECITALS
A.    The Parties are parties to that certain Stock Purchase Agreement dated June 20, 2018 (the “Purchase Agreement”).
B.    The Parties desire to amend the Purchase Agreement as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:
AMENDMENT
1.Amendment to Purchase Agreement. The following proviso is added to the end of Section 7.02(a)(3):
“; provided, that, nothing in this Section 7.02(a) shall require Purchaser to make any payments under this Section 7.02(a) to the extent such payments would violate federal banking law.”
2.    Terms of Purchase Agreement; Cooperation. Except as expressly set forth in this Amendment, all other terms and provisions of the Purchase Agreement will remain in full force and effect.
3.    Entire Agreement. This Amendment constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations among the Parties, written or oral, that may have related in any way to the subject matter hereof.
4.    Counterparts; Electronic Delivery. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment to be effective as of the date first set forth above.

CITIZENS COMMUNITY BANCORP, INC.
By: /s/ Stephen Bianchi
Name: Stephen Bianchi
Title: President and CEO

UNITED BANK
By: /s/ Trevor Bohland
Name: Trevor Bohland
Title: President and CEO

UNITED BANCORPORATION
By: /s/ Greg LeGare
Name: Greg LeGare
Title: President